Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Trio-Tech International
Van Nuys, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-38082 and Form S-8 No. 333-40102 of Trio-Tech International of our report dated September 20, 2006, relating to the consolidated financial statements which appear in this annual report on Form 10-K.
/s/ BDO Raffles
BDO Raffles
Singapore
September 20, 2006